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                                                                    EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                    AMERICORP

     Gerald J. Lukiewski and Robert J. Lagomarsino certify that:

     1. They are the President and the Secretary, respectively, of Americorp, a California corporation.

     2. Section 4.1 of Article IV of the Corporation's Articles of Incorporation is amended to read as follows:

          "4.1 AUTHORIZED SHARES. The Corporation shall have authority to issue 5,000,000 shares of a single class of common stock. The par value of each share shall be $0.50. Upon the amendment of this Section to read as herein set forth, each outstanding share of stock is split up and converted into two shares."

     3. The foregoing amendment of the Corporation's Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of the Corporation's Articles of Incorporation was one which the Board of Directors alone may adopt without approval of the outstanding shares pursuant to Section 902(c) of the California Corporations Code, since only one class of shares are outstanding.



                                                 /s/  GERALD J. LUKIEWSKI
                                                 -----------------------------
                                                 Gerald J. Lukiewski
                                                 President


                                                 /s/  ROBERT J. LAGOMARSINO
                                                 -----------------------------
                                                 Robert J. Lagomarsino
                                                 Secretary